                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                       Date of Report: September 20, 2000



                            Evergreen Resources, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




      Colorado                       0-13171                     84-0834147
-------------------------          -----------               -------------------
(State or other juris-             (Commission                 (IRS Employer
diction of incorporation)          File Number               Identification No.)



                1401 17th St., Suite 1200, Denver, Colorado 80202
             ------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (303) 298-8100.

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ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

     On September 20, 2000, Evergreen Resources, Inc. (the "Registrant") acquired interests in approximately 24,000 acres of producing coal bed methane properties in the Raton Basin from an affiliate of KLT Gas Inc., an indirect wholly owned subsidiary of Kansas City Power & Light Company ("KLT"). The total consideration paid by the Registrant on closing was approximately $70 million in cash, $100 million in mandatory redeemable preferred stock and $6 million in the Registrant's common stock. The transaction is effective September 1, 2000.

     The acquired properties, estimated to contain 153 billion cubic feet (BCF) of proved gas reserves, are located in the southern Colorado portion of the Raton Basin. As of September 20, 2000, the acquired properties were generating daily net sales of 28 million cubic feet (MMcf) of gas from a total of 151 net wells.

     The number of shares of the Registrant's common stock issued upon the closing of the acquisition was calculated based on a per-share price equal to the average closing price of the Registrant's common stock during the fifteen-trading-day period ending on the day prior to the closing.

     In addition to the consideration paid at the closing of the acquisition, the Registrant may be required at year end to deliver to an affiliate of KLT additional shares of its common stock valued at $4 million, in the event settle prices for certain natural gas futures contracts exceed certain amounts. The number of shares of stock issuable would be calculated based on a per-share price equal to the average closing price of the Registrant's common stock during the fifteen-trading-day period ending on the day prior to the date of delivery of such stock to an affiliate of KLT. As additional purchase consideration the Registrant is required to pay a net profits interest payment through the earlier of the redemption of the preferred stock or July 2003.

     The purchase price and manner of payment were negotiated between the Registrant and an affiliate of KLT at arms-length, and no formula or other fixed or identifiable principles were used in establishing these terms other than the share calculation method described above.

     To provide the cash portion of the purchase price for this acquisition, the Registrant drew on its credit facility with Hibernia National Bank, BNP-Paribas, Wells Fargo Bank Texas, NA, Bank One, NA, Fleet National Bank and Bank of Scotland.

     The description of this transaction contained in this Item 2 is qualified in its entirety by reference to the documents relating thereto filed as exhibits to this Report.

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ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS


     (a), (b) Financial statements of businesses acquired and pro forma financial information as to the property acquisition described in
               Item 2 required pursuant to Article 11 of Regulation S-X will be filed by an amendment on Form 8-K/A to this Form 8-K on or before December 4, 2000.

     (c)       Exhibits: Filed herewith pursuant to Reg. S-K Item 601

        Exhibit No.        Description
        -----------        -----------
          2.1       Agreement for Purchase and Sale dated September 19, 2000, by and between Apache Canyon Gas, L.L.C., as Seller and
                    Evergreen Resources, Inc. as Buyer

          2.2 Agreement for Purchase and Sale dated September 19, 2000, by and between Apache Canyon Gas, L.L.C., as Seller and
                    Evergreen Resources, Inc. as Buyer (Lorencito)



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       EVERGREEN RESOURCES, INC.

October 4, 2000                        By: /s/ Kevin R. Collins
                                           ----------------------------------
                                           Kevin R. Collins
                                           Vice President-Finance and
                                           Chief Financial Officer


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